EXHIBIT 22

                                    LIST OF
                       SUBSIDIARIES OF MENTOR CORPORATION


1.  Mentor H/S, Inc.

2.  Mentor Urology, Inc.

3.  Mentor O&O, Inc.

4.        Mentor Caribe, Inc.

5.        Mentor ORC, Inc.

6.  Mentor Polymer Technologies Company

7.  Teknar Corporation

8.  Mentor International Sales Corporation

9.  Mentor International Holdings Alpha, Inc.

10. Mentor International Holdings Beta, Inc.

11. Mentor International Holdings Camda, Inc.

12. Mentor International Holdings Delta, Inc.

13. Mentor Medical Systems, Pty. Ltd. (Australia)

14. Mentor Medical Systems, UK, Ltd.

15. Mentor Medical Systems, B.V.

16. Mentor Deutschland GmbH